Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of City Office REIT, Inc.

We have audited the accompanying statement of revenue and certain expenses of Lake Vista Pointe (the Property) for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenues and certain expenses that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statements of revenues and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Property’s preparation and fair presentation of the statement of revenues and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, for the year ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in note 2 to the financial statements, the statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of City Office REIT, Inc., and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified in this respect.

/s/ KPMG LLP

Vancouver, Canada

October 1, 2014

LAKE VISTA POINTE, DALLAS

STATEMENT OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2013	Six Months Ended June 30, 2014 (Unaudited)
Revenues:
Rental revenue	$1,975,481	$1,222,791

Total Revenues	1,975,481	1,222,791

Certain Expenses:
Property operating expenses	520,172	252,324
Insurance	39,851	19,591
Property taxes	368,526	184,141
Management fees	79,696	22,404

Total Certain Expenses	1,008,245	478,460

Revenues in Excess of Certain Expenses	$967,236	$744,331

See accompanying notes to statement of revenues and certain expenses.

LAKE VISTA POINTE, DALLAS

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1. Organization

The accompanying statements of revenue and certain expenses include the operations of Lake Vista Pointe (the “Property”) which consists of a two-story office building and parking spaces. The Property is located in a suburban market of Dallas, Texas.

2. Basis of Presentation and Significant Accounting Policies

The accompanying statements of revenue and certain expenses (the “statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statements are not intended to be a complete presentation of the revenues and expenses of the Property. Accordingly, the statements exclude expenses not directly related to the future operations of the Property such as depreciation and amortization, amortization of intangible assets and liabilities, asset management fees, finance costs, and other costs not directly related to the proposed future operations of the property.

Revenue Recognition

Minimum rental revenue is recognized on a straight-line basis over the term of the leases. The leases provide for the reimbursement by the tenants of real estate taxes, insurance and certain property operating expenses to the owner of the Property. These reimbursements are recognized as revenue in the period the expenses are incurred.

The Property decreased rental income by $637,809 and increased rental income by $489,079 to record revenue on a straightline basis during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Use of Estimates

The preparation of the statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statements and accompanying notes. Actual results could differ from those estimates.

Unaudited interim statement

The statement of revenue and certain expenses for the six months ended June 30, 2014 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature

3. Rental Revenue

The Property is leased to a single tenant under an operating lease, which expires in 2021. One tenant accounted for 100% of rental income as of December 31, 2013. The minimum rental amounts due under the lease are subject to scheduled fixed increases. The lease is on a triple net basis such that the tenant is responsible for certain operating costs and real estate taxes. The Property remains liable for certain expenditures should the tenant default on its obligation to pay them. Future minimum rents to be received over each of the next five years and thereafter under the non-cancelable operating lease in effect as of December 31, 2013 are as follows:

LAKE VISTA POINTE, DALLAS

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ending December 31,
2014	$1,299,259
2015	2,259,481
2016	2,341,149
2017	2,422,817
2018	2,504,485
Thereafter	6,152,323

Total	$16,979,514

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses which are in excess of a base year operating expense amount. These reimbursements are excluded from the amounts above.

4. Subsequent Events

The Property has evaluated subsequent events through October 1, 2014, the date the statements were available to be issued. The Property was acquired by City Office REIT Inc. on July 18, 2014 from a nonaffiliated third party for approximately $28.4 million.